Thomas G. Sheehan, Partner

Thomas.Sheehan@practus.com

6 Surrey Lane

Falmouth, ME 04105

(207) 553-3834

July 24, 2024

Mr. Raymond Be

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Cross Shore Discovery Fund; File No. 811-22976; File No. 333-265418

Dear Mr. Be:

On behalf of the Cross Shore Discovery Fund (the “Fund”) transmitted herewith for filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), is Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 under the Securities Act, also constituting Amendment No. 22 to the Registration Statement on Form N-2 under the 1940 Act, (the “Post-Effective Amendment”).

Pursuant to Rule 486(b) under the Securities Act, it is proposed that this Post-Effective Amendment become effective on July 29, 2024.

We have acted as counsel for the Fund in connection with the filing of this Post-Effective Amendment with the Commission. In connection with the filing of this Post-Effective Amendment, we hereby represent, pursuant to Rule 486(b), that this Post-Effective Amendment does not contain any disclosures which would render it ineligible to become effective pursuant to said Rule 486(b), and consent to the filing of the Post-Effective Amendment.

Please do not hesitate to contact me at (207) 553-3834 or e-mail me at Thomas.Sheehan@Practus.com if you have any questions regarding this filing.

Very truly yours,

/s/ Thomas G. Sheehan

Thomas G. Sheehan